Exhibit 99.1

For: TECHNOLOGY RESEARCH CORPORATION	Contact: Owen Farren
5250 140th Avenue North	Chief Executive Officer
Clearwater, Florida 33760	Tel: (727) 535-0572
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

Paul J. Hoeper Joins Technology Research Corporation’s Board of Directors

CLEARWATER, FLORIDA, June 29, 2010; Technology Research Corporation (TRC), (NASDAQ-TRCI) today announced that Paul J. Hoeper, has been elected by the Company’s Board of Directors as a new TRC Director.  Mr. Hoeper, age 64, has been a business consultant with extensive technology focus since February 2001. From 1998 to 2001, he served as Assistant Secretary of the Army for Acquisition, Logistics and Technology, a position appointed by the President of the United States and confirmed by the United States Senate, and prior to that he served as Deputy Under Secretary of Defense, International and Commercial Programs responsible for all global cooperative defense R&D and acquisitions programs. He was the President of Fortune Financial, a private merchant bank from 1994 to 1996.

Owen Farren, Chairman and Chief Executive Officer of TRC said,” We are delighted to have Paul Hoeper join our Board of Directors.  His knowledge and expertise in defense technology applications will be invaluable as we continue to grow our military business.  Mr. Hoeper’s technology background and the experience he has garnered through his consulting practice should be very complementary to our current Board skills matrix.”

In addition to his technical and defense related experience, Mr. Hoeper is a well qualified director who serves on a number of other boards and is currently the Chairman of the Board of Versar, Inc.  He holds a B.S. in Engineering from Princeton University, and an M.A.T. from Harvard University.

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TRC is a recognized leader in providing cost effective engineered solutions for applications involving power management and control, intelligent battery systems technology and electrical safety products based on our proven ground fault sensing and Fire Shield® technology.  These products are designed, manufactured and distributed to the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.  More information is available at www.trci.net.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

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